Exhibit 99.1

                     Investment Properties Associates Closes
                Sale of 570 Broad Street, Newark, New Jersey and
                 Announces Record Date for Special Distribution

New York, New York June 20, 2003....Investment Properties Associates (IPA)
announced today that it has concluded the sale of 570 Broad Street, Newark, New Jersey for $7,000,000. The property was purchased by Logan Partners, L.L.C., an entity controlled by Jeffrey and Steven Greenberg. The sale of 570 Broad Street, Newark, New Jersey was approved by all of the general partners of IPA including Scogbell AG, Inc., Irving Schneider and Minlyn, Inc. Helmsley-Spear, Inc. represented IPA in this transaction.

An IPA spokesman said that the sales proceeds would be used to first pay closing costs, company obligations and establishment of appropriate reserves. IPA will make a special distribution to holders of record of its participations of partnership interest (PPIs) as of the close of business on July 8, 2003. It is anticipated that such distribution will be in the aggregate amount of approximately $5,500,000, or approximately $3.35 per PPI. In accordance with IPA's partnership agreement, one-half of the proceeds will be distributed to the general and special limited partners and one-half to the holders of its PPIs. It is anticipated that such distributed will be paid on July 17, 2003.

Record holders of PPIs as of the close of business on July 8, 2003 will need to hold their PPIs until after July 18, 2003 to receive this special distribution. Holders of PPIs who sell them before July 18, 2003 (the ex-dividend date) will transfer the right to receive the special distribution due to NASDAQ Stock Market rules.

IPA was created in 1969 by Harry Helmsley and Irving Schneider. At it inception, IPA owned 22 properties across the country. Now that the final property has been sold, IPA will wind up its affairs. The dissolution and deregistration of the partnership is anticipated to be completed prior to December 31, 2003.

Contact: Irving Schneider - (212) 880-0151
         General Partner, Investment Properties Associates
         Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

         Robert Hecht - (212) 880-0276
         Chief Financial Officer, Investment Properties Associates Chief Financial Officer, Helmsley-Spear, Inc., Agent